SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

M-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Industrial Drive, West Chicago, Illinois	60185
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630)562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 -Matters Related To Accountants and Financial Statements

Item 4.01.	Changes in Registrant’s Certifying Accountant.

The accounting firm of McKennon, Wilson & Morgan, LLP was engaged to perform the Audit Services pursuant to the Consulting Agreement, as such terms are defined in Item 8.01 below.

Section 8 - Other Events

Item 8.01.	Other Events

Consulting Agreement with Ocean Park Advisors, LLC
On January 26, 2006, we entered into a consulting agreement (“Consulting Agreement”) with Ocean Park Advisors, LLC, a California limited liability company (“Ocean Park”) whereby Ocean Park, as an independent contractor, will provide up to sixteen (16) hours per week of corporate financial advisory services to us (“Advisory Services”). In addition, Ocean Park will assist in the preparation of accounting information and financial statements in connection with an audit of Jayco Ventures, Inc. by McKennon, Wilson & Morgan, LLP (see 4.01.) for the fiscal year 2004 (“Accounting Services”). Pursuant to the Consulting Agreement, that assumes responsibility for both the expense of Ocean Park, and McKennon, Wilson & Morgan, LLP to audit the financial information prepared by Ocean Park (“Audit Services”).

As compensation for the services to be rendered by Ocean Park, we shall pay Ocean Park a noncontingent and nonrefundable fee of $150,000, plus reimbursement of reasonable out of pocket expenses incurred by Ocean Park, not to exceed $7,500 without our approval. The $150,000 fee is payable as follows: (i) $75,000 paid upon execution of the Consulting Agreement; (ii) $37,500 to be paid thirty (30) days after January 26, 2006, and (iii) $37,500 to be paid sixty (60) days after January 26, 2006.

Ocean Park’s obligation to provide Advisory Services shall continue from January 26, 2006 until March 31, 2006. Ocean Park’s obligations to perform Accounting Services and to coordinate and oversee the Audit Services shall terminate upon completion of the Accounting Services and Audit Services. If Ocean Park determines that it is not feasible to complete the Accounting Services or Audit Services, Ocean Park may terminate either or both of the Accounting Services or Audit Services. Ocean Park’s discretion to so terminate is limited by its obligation to confer with us in the event that such termination is based on inadequacy of the consulting fees to be paid to Ocean Park. We have agreed to indemnify Ocean Park and certain other parties affiliated with Ocean Park for the cost of any legal or administrative actions arising out of the Consulting Agreement or the rendering of services by Ocean Park on our behalf.

Engagement Agreement with B. Riley & Co.
On January 27, 2006, we entered into an engagement agreement with B. Riley & Co., a Delaware corporation (“Riley”) whereby Riley will render an opinion as to the fairness, from a financial perspective, of a potential merger with an entity or group of entities in which neither an letter of intent nor a definitive offer now exists.

As compensation for the services to be rendered by Riley, we shall pay Riley a non-contingent and nonrefundable fee of $75,000, plus reimbursement for out of pocket expenses (including fees and expenses of legal counsel) incurred by Riley, not to exceed $10,000 without our approval. The $75,000 fee is payable as follows: (i) $25,000 paid upon execution of the Riley Agreement; (ii) $25,000 upon delivery to Riley of a formal request for such fairness opinion by our Special Committee of the Board of Directors; and (iii) $25,000 upon delivery by Riley of the final written fairness opinion.

The Riley Agreement shall continue for a period of twelve (12) months commencing January 27, 2006. We have agreed to indemnify Riley and certain other parties affiliated with Riley for the cost of any legal or administrative actions arising out of the Riley Agreement or the rendering of services by Riley on our behalf.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
10.1	Consulting Agreement dated January 26, 2006 between M-Wave, Inc. and Ocean Park Advisors, LLC.
10.2	Engagement Agreement dated January 27, 2006 between M-Wave, Inc. and B. Riley & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
(Registrant)

By	/s/ Jim Mayer
Jim Mayer
Interim Chief Executive Officer
Dated: February 13, 2006